EXHIBIT 99.1
FOR IMMEDIATE RELEASE
March 20, 2007
Cinemark USA, Inc. Announces Expiration of Consent Date, Receipt of Requisite Consents, and
Pricing of Tender Offer for its Outstanding 9% Senior Subordinated Notes due 2013
PLANO, TEXAS – (Business Wire)-March 20, 2007-Cinemark USA, Inc. (the “Company”) announced today that as part of its previously announced tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) for any and all of its outstanding $332.25 million 9% Senior Subordinated Notes due 2013, CUSIP No. 172441AN7 (the “Notes”), the Company has received the requisite consents to the proposed amendments to the indenture governing the Notes (the “Indenture”), as detailed in the Offer to Purchase and Consent Solicitation Statement dated March 6, 2007 (the “Offer to Purchase”). The Company also has determined the price to be paid in connection with the Offer, as set forth below.
The Consent Solicitation expired at 12:00 p.m. midnight, New York City time, on March 19, 2007 (the “Consent Date”). As of the Consent Date, the Company had received tenders of Notes and deliveries of related consents from holders of 99.92% of the outstanding Notes.
The Company has also executed on March 14, 2007 an amendment and waiver to the Company’s Credit Agreement, dated October 5, 2006, among the Company, the lenders party thereto and Lehman Commercial Paper Inc., as administrative agent, to, among other things, permit the Company to purchase the Notes tendered pursuant to the Offer.
The Company and The Bank of New York Trust Company, N.A., the trustee under the Indenture, plan to execute a supplemental indenture in order to effect the proposed amendments to the Indenture, as described in the Offer to Purchase. However, the amendments will not become operative until the Company accepts for purchase and payment the Notes validly tendered, and not validly withdrawn, at or prior to the Consent Date.
The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on April 2, 2007, unless extended (the “Expiration Date”). Any Notes not tendered and purchased pursuant to the Offer will remain outstanding and the holders thereof will be subject to the terms of the supplemental indenture even though they did not consent to the amendments.
The Total Consideration is equal to $1072.58 for each $1,000 principal amount of the Notes, which was determined by pricing the Notes using standard market practice to the first call date at a fixed spread of 50 basis points over the bid-side yield on the 4 5/8% U.S. Treasury Notes due February 29, 2008, determined as of 2:00 p.m., New York City time, on March 19, 2007. The Total Consideration for each Note validly tendered, and not validly withdrawn, at or prior to the Consent Date, includes a consent payment of $30.00 per $1,000 principal amount (the “Consent Payment”). Holders who tender at or prior to the Consent Date receive the Total Consideration. Holders whose valid tenders are received after the Consent Date, but at or prior to the Expiration Date, will receive the Tender Offer Consideration but will not receive the Consent Payment. The “Tender Offer Consideration” is the Total Consideration less the Consent Payment or $1042.58. In each case, holders of Notes who validly tender their Notes in the Offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date, payable on the applicable settlement date.
As of the Consent Date, holders who tender their Notes in the Offer no longer have the right to withdraw the tendered Notes and the related consents.

The Company’s obligation to accept for purchase and to pay for the Notes validly tendered and consents validly delivered, and not validly withdrawn, at or prior to the Consent Date, pursuant to the Offer is subject to and conditioned upon the satisfaction of or, where applicable, the Company’s waiver of, certain conditions including certain general conditions described in more detail in the Offer to Purchase.
This announcement is not an offer to purchase, nor a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes. The Tender Offer and Consent Solicitation are being made solely pursuant to the Offer to Purchase, which sets forth the complete terms and conditions of the Tender Offer and Consent Solicitation.
The Company has retained Lehman Brothers Inc. to serve as sole Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (888) 628-8208 (toll free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the terms of the Offer should be directed to Lehman Brothers Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.
Forward-looking Statements
The Company intends that this release be governed by the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 (the “PSLR Act”) with respect to statements that may be deemed to be forward-looking statements. Statements contained in this release other than statements of historical fact, including statements based on our current expectations, assumptions, estimates and projections about our business and our industry, are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions, which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements contained in this release reflect the Company’s view only as of the date of this release. The Company does not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Robert Copple
Executive Vice President and Chief Financial Officer
Phone: (972) 665-1116
Fax: (972) 665-1003
Email: rcopple@cinemark.com
Visit Cinemark’s Website @ www.cinemark.com